Consent of Independent Auditors


     We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement (Form S-3 No. 333-18303) of Cornerstone Properties Inc. and in the related Prospectus; in the Registration Statement (Form S-8 No. 333-59923) of Cornerstone Properties Inc. and in the related Prospectus; in the Registration Statement (Form S-3 No. 333-47149) of Cornerstone Properties Inc. and in the related Prospectus; and in the Registration Statement (Form S-3 No. 333-59259) of Cornerstone Properties Inc. and in the related Prospectus, of our report dated June 12, 1998 with respect to the Statement of Revenues and Certain Expenses of One Memorial Drive, Cambridge, Massachusetts, included in its Current Report on Form 8-K dated August 26, 1998, filed with the Securities and Exchange Commission.

                                                     /s/ Ernst & Young LLP

     Boston, Massachusetts
     September 4, 1998